Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL NET LEASE REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Company to Host Webcast and Investor Conference Call Today at 11 AM Eastern

New York, February 27, 2018 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of single tenant net lease commercial properties in the U.S. and Europe, announced today its financial and operating results for the quarter and year ended December 31, 2017.

Fourth Quarter 2017 Highlights

•	Revenue of $66.6 million up 26% over fourth quarter 2016 revenue of $52.8 million
•	Net income attributable to common stockholders was $6.0 million
•	Adjusted Funds from Operations (“AFFO”) improved 20% to $35.2 million versus $29.3 million in fourth quarter 2016
•	Acquired seven industrial/distribution properties and one office property for approximately $61.0 million
•	Subsequent to quarter’s end, the Company closed an $18.6 million acquisition of a distribution property and signed six definitive agreements to acquire $274 million of primarily net lease industrial and distribution properties, all located in the United States

Full Year 2017 Highlights

•	Revenue of $259.3 million up 21% over revenue of $214.2 million in prior year
•	Net income attributable to common stockholders was $20.7 million
•	Adjusted Funds from Operations (“AFFO”) grew 10.7% to $140.7 million versus $127.1 in prior year
•	99.5% leased property portfolio with 8.8 years weighted average lease term remaining at year-end
•	Acquired 12 properties for $98.8 million
•	Raised $130.4 million net proceeds through issuance of 5.41 million shares, of 7.25% Series A Cumulative Redeemable Preferred Stock
•	Executed a new commercial mortgage-backed facility, yielding gross proceeds of $187 million, carrying a fixed interest rate of 4.37% and a 10-year maturity, encumbering 12 U.S.-based assets
•	Closed a new five-year credit facility comprised of a $500.0 million Senior Unsecured Multicurrency Revolving Credit Facility and a €194.6 million Senior Unsecured Term Loan
•	Completed a 1-for-3 reverse stock split of the Company's common stock

For the three months ended December 31, 2017, GNL reported $66.6 million in total revenue and net income of $6.0 million, or $0.09 per common share, compared with $52.8 million in total revenue and net income of $15.9 million, or $0.27 per common share, during the comparable year-ago quarter. Adjusted Funds from Operations was $35.2 million in the fourth quarter versus $29.3 million in the fourth quarter of 2016.

“GNL made significant progress in several key areas,” commented chief executive officer James Nelson. “During the fourth quarter 2017, we were successful securing accretive acquisitions that resulted in revenue growth of 26% over the fourth quarter 2016. On a sequential basis, we increased our quarterly funds from operations and adjusted funds from operations as compared to the third quarter 2017.

“We’re also proud that, in 2017, Global Net Lease demonstrated a clear ability to both access the capital markets on attractive terms through our $130 million in aggregate preferred stock offerings and execute on our plans to transform the composition of the Company’s portfolio by adding over $98 million of net new assets. We also continued our disciplined hedging strategy of layering hedges against the British Pound and the Euro over upcoming quarters to manage our exposure to both currencies. These actions, coupled with our ability to close new loans and credit facilities, enhanced our liquidity and capital structure. We exited the year better positioned to build upon these efforts as we entered 2018.”

Mr. Nelson concluded, “Looking forward, we project that, with new leadership, a stronger balance sheet and a great start to the year with pending and closed acquisitions of nearly $300 million we have further scaled and diversified our portfolio in an accretive manner. Our focus will remain on increasing our industrial and distribution exposure in the U.S. while maintaining our strong presence in Europe as we build stronger cash flows in order to drive long-term value for our shareholders.”

	Quarter Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2017	2016	2017	2016
Revenue	$66,602	$52,773	$259,295	$214,174

Net income attributable to common stockholders	$5,998	$15,946	$20,731	$47,140
Net income per common share	$0.09	$0.27	$0.30	$0.82

NAREIT defined FFO attributable to common stockholders	$34,553	$28,847	$132,612	$129,085
NAREIT defined FFO per common share	$0.51	$0.50	$1.98	$2.28

Core FFO attributable to common stockholders	$34,103	$36,202	$134,635	$138,798
Core FFO per common share	$0.51	$0.63	$2.01	$2.45

AFFO attributable to common stockholders	$35,165	$29,272	$140,652	$127,061

*All per share data based on 67,286,822 and 66,877,620 weighted average shares outstanding for the three months and year ended December 31, 2017, respectively. Prior year per share data based on 57,781,196 and 56,720,448 weighted average shares outstanding for the three months and year ended December 31, 2016, respectively.

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Property Portfolio

The Company’s portfolio as of December 31, 2017 consisted of 321 net lease properties located in seven countries and comprised 22.9 million rentable square feet leased to 100 tenants across 41 industries. The real estate portfolio metrics include:

•	99.5% leased with 8.8 years remaining weighted average remaining lease term at year-end
•	93% of portfolio annualized straight line rent with contractual rent increases
•	76% of portfolio annualized straight line rent derived from investment grade and implied investment grade rated tenants
•	Retail portfolio accounts for 9.6% of annualized straight line rent, with all retail tenants current
•	48.9% U.S. and 51.1% Europe (based on annualized straight line rent)
•	58.8% Office, 31.6% Industrial / Distribution and 9.6% Retail (based on an annualized straight-line rent)

Capital Structure and Liquidity Resources

The Company had $102.4 million of cash and cash equivalents as of December 31, 2017. The Company’s enterprise value as of December 31, 2017 was $2.9 billion, that included net debt of $1.45 billion, including $992 million of outstanding mortgage debt and other debt of $532 million.

As of December 31, 2017 the Company’s total combined debt had a weighted average interest rate cost of 2.9%, consisting of approximately 86.9% fixed rate(1) and 13.1% floating rate debt, resulting in an interest coverage ratio of 4.6 times.

On October 27, 2017, the Company entered into a loan agreement with Column Financial, Inc. and Citi Real Estate Funding Inc. The agreement provides for a $187.0 million loan with a fixed interest rate of 4.37% and a 10-year maturity date of November 6, 2027. Proceeds were to be used to pay down approximately $120 million outstanding under GNL’s corporate credit facility, for general corporate purposes to maintain flexibility for making future acquisitions.

(1) Inclusive of floating rate debt with in place interest rate swaps allowing debt to effectively act as fixed.

Subsequent Events

Subsequent to the end of the fourth quarter 2017, the Company closed an $18.6 million acquisition of a distribution property and signed six definitive agreements to acquire $274 million of primarily investment grade net lease distribution/industrial properties in North America which comprise a total of 3.5 million square feet, leased to tenants such as Penske, Newell Rubbermaid and LSI Steel. Three of the properties represent 84% of the purchase price or $229 million and 2.7 million square feet of the properties under definitive agreements. The transactions are expected to close in stages in the coming quarters and should be fully closed by October 2018.

Webcast and Conference Call

GNL will host a webcast and conference call on February 27, 2018 at 11:00 a.m. ET to discuss its financial and operating results.

To listen to the live call, please go to GNL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.

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Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.

Conference Call Details

Live Call

Dial-In (Toll Free): 1-888-317-6003

International Dial-In: 1-412-317-6061

Canada Dial-In (Toll Free): 1-866-284-3684

Participant Elite Entry Number: 3415282

Conference Replay*

Domestic Dial-In (Toll Free): 1-877-344-7529

International Dial-In: 1-412-317-0088

Canada Dial-In (Toll Free): 1-855-669-9658

Conference Number: 10117057

*Available one hour after the end of the conference call through May 27, 2018.

Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

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Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510

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Global Net Lease, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,
	2017	2016
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$402,318	$376,704
Buildings, fixtures and improvements	2,138,405	1,967,930
Construction in progress	2,328
Acquired intangible lease assets	629,626	587,061
Total real estate investments, at cost	3,172,677	2,931,695
Less accumulated depreciation and amortization	(339,931)	(216,055)
Total real estate investments, net	2,832,746	2,715,640
Cash and cash equivalents	102,425	69,831
Restricted cash	5,302	7,497
Derivative assets, at fair value	2,176	28,700
Unbilled straight-line rent	42,739	30,459
Prepaid expenses and other assets	22,617	17,577
Related party notes receivable acquired in Merger	—	5,138
Due from related parties	16	16
Deferred tax assets	1,029	1,586
Goodwill and other intangible assets, net	22,771	13,931
Deferred financing costs, net	6,774	1,092
Total assets	$3,038,595	$2,891,467

LIABILITIES AND EQUITY
Mortgage notes payable, net	$984,876	$747,381
Revolving credit facilities	298,909	616,614
Term loan payable, net	229,905	—
Mezzanine facility, net	—	55,383
Acquired intangible lease liabilities, net	31,388	33,041
Derivative liabilities, at fair value	15,791	15,457
Due to related parties	829	2,162
Accounts payable and accrued expenses	23,227	22,861
Prepaid rent	18,535	18,429
Deferred tax liability	15,861	15,065
Taxes payable	2,475	9,059
Dividends payable	2,556	34
Total liabilities	1,624,352	1,535,486
Commitments and contingencies
Equity:
Preferred stock	—	—
7.25% Series A cumulative redeemable preferred shares	54	—
Common stock	2,003	1,990
Additional paid-in capital	1,860,058	1,708,541
Accumulated other comprehensive income (loss)	19,447	(16,695)
Accumulated deficit	(468,396)	(346,058)
Total stockholders' equity	1,413,166	1,347,778
Non-controlling interest	1,077	8,203
Total equity	1,414,243	1,355,981
Total liabilities and equity	$3,038,595	$2,891,467

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Global Net Lease, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Rental income	$62,556	$61,270	$50,046	$242,532	$204,049
Operating expense reimbursements	4,046	3,600	2,727	16,763	10,125
Total revenues	66,602	64,870	52,773	259,295	214,174

Expenses:
Property operating	6,849	7,202	5,648	28,857	19,038
Fire loss	(150)	(305)	—	45	—
Operating fees to related parties	6,624	6,390	5,113	24,457	19,751
Acquisition and transaction related	(301)	1,141	7,415	1,979	9,792
General and administrative	2,357	2,468	1,810	8,648	7,108
Equity based compensation	(1,177)	(391)	1,341	(3,787)	3,748
Depreciation and amortization	28,558	29,879	23,405	113,048	94,455
Total expenses	42,760	46,384	44,732	173,247	153,892
Operating income	23,842	18,486	8,041	86,048	60,282

Other income (expense):
Interest expense	(12,806)	(12,479)	(9,004)	(48,450)	(39,121)
Gains on dispositions of real estate investments	—	275	12,021	1,089	13,341
(Losses) gains on derivative instruments	(1,719)	(3,125)	3,512	(8,304)	7,368
Unrealized gains (losses) on undesignated foreign currency advances and other hedge ineffectiveness	86	88	4,496	(3,679)	10,109
Other income (expense)	10	2	(1)	22	20
Total other (expense) income, net	(14,429)	(15,239)	11,024	(59,322)	(8,283)
Net income before income taxes	9,413	3,247	19,065	26,726	51,999
Income tax expense	(964)	(760)	(2,994)	(3,140)	(4,422)
Net income	8,449	2,487	16,071	23,586	47,577
Net income attributable to non-controlling interest	—	—	(125)	(21)	(437)
Preferred stock dividends	(2,451)	(383)	—	(2,834)	—
Net income attributable to common stockholders	$5,998	$2,104	$15,946	$20,731	$47,140

Basic and Diluted Earnings Per Share:
Basic and diluted net loss per share attributable to common stockholders	$0.09	$0.03	$0.27	$0.30	$0.82
Basic and diluted weighted average shares outstanding	67,287	67,287	57,781	66,878	56,720

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Global Net Lease, Inc.

Quarterly Reconciliation of Non-GAAP Measures (Unaudited)

(In thousands)

	Three Months Ended				Year Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2017
Adjusted EBITDA
Net income	$7,450	$5,200	$2,487	$8,449	$23,586
Depreciation and amortization	27,114	27,497	29,879	28,558	113,048
Interest expense	11,531	11,634	12,479	12,806	48,450
Income tax expense	906	510	760	964	3,140
Equity based compensation	16	(2,235)	(391)	(1,177)	(3,787)
Acquisition and transaction related	696	443	1,141	(301)	1,979
(Gain) loss on disposition of real estate investments	(957)	143	(275)	—	(1,089)
Fire loss (recovery)	—	500	(305)	(150)	45
Losses on derivative instruments	470	2,990	3,125	1,719	8,304
Unrealized losses (gains) on undesignated foreign currency advances and other hedge ineffectiveness	882	2,971	(88)	(86)	3,679
Other income	(8)	(3)	(2)	(10)	(22)
Adjusted EBITDA	48,100	49,650	48,810	50,772	197,333

Net operating income (NOI)
Operating fees to related parties	5,730	5,713	6,390	6,624	24,457
General and administrative	1,770	2,053	2,468	2,357	8,648
NOI	$55,600	$57,416	$57,668	$59,753	$230,438

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Global Net Lease, Inc.

Quarterly Reconciliation of Non-GAAP Measures (Unaudited)

(In thousands)

	Three Months Ended				Year Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2017
Net income attributable to stockholders (in accordance with GAAP) [1]	$7,429	$5,200	$2,104	$5,998	$20,731
Depreciation and amortization	27,114	27,497	29,879	28,558	113,048
Gains on dispositions of real estate investments	(957)	143	(275)	—	(1,089)
Proportionate share of adjustments for non-controlling interest to arrive at FFO	(71)	(4)	—	(3)	(78)
FFO (defined by NAREIT)	33,515	32,836	31,708	34,553	132,612

Acquisition and transaction fees [2]	696	443	1,141	(301)	1,979
Fire loss (recovery) [3]	—	500	(305)	(150)	45
Proportionate share of adjustments for non-controlling interest to arrive at Core FFO	(2)	—	—	1	(1)
Core FFO attributable to common stockholders	34,209	33,779	32,544	34,103	134,635
Non-cash equity based compensation	16	(2,235)	(391)	(1,177)	(3,787)
Non-cash portion of interest expense	880	943	1,198	1,399	4,420
Amortization of above- and below-market leases and ground lease assets and liabilities, net	404	504	489	533	1,930
Straight-line rent	(3,878)	(3,039)	(2,070)	(1,550)	(10,537)
Unrealized losses (gains) on undesignated foreign currency advances and other hedge ineffectiveness	882	2,971	(88)	(86)	3,679
Eliminate unrealized losses on foreign currency transactions [4]	1,792	3,111	3,598	1,681	10,182
Amortization of mortgage (discount) premium, net and mezzanine discount	153	151	261	262	827
Deferred tax benefit	—	—	(693)	—	(693)
Proportionate share of adjustments for non-controlling interest to arrive at AFFO	(1)	(3)	—	—	(4)
Adjusted funds from operations (AFFO) attributable to common stockholders	$34,457	$36,182	$34,848	$35,165	$140,652

Footnotes:

[1] Includes an out-of-period adjustment of $0.5 million during the three months ended June 30, 2017 for additional rental income and unbilled straight-line rent.

[2] Includes merger related, and other costs, as applicable.

[3] (Recovery)/loss arising from clean-up costs related to a fire sustained at one of our office properties.

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[4] For AFFO purposes, we add back unrealized losses (gains). For the three months ended December 31, 2017, losses on derivative instruments were $1.7 million which were comprised of unrealized losses of $1.7 million and realized losses of $38,000. For the three months ended September 30, 2017, losses on derivative instruments were $3.0 million, which were comprised of unrealized losses of $3.1 million offset by net realized gains of $0.5 million. For the three months ended June 30, 2017, losses on derivative instruments were $3.0 million, which were comprised of unrealized losses of $3.1 million, offset by realized gains of $0.1 million. For the three months ended March 31, 2017, losses on derivative instruments were $0.5 million, which were compromised of unrealized losses of $1.8 million offset by realized gains of $1.3 million.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Funds From Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a measure known as Funds from Operations ("FFO"), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT's definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

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Core Funds From Operations

Core funds from operations ("Core FFO") is FFO, excluding acquisition and transaction related costs as well as certain other costs that are considered to be non-core, such as fire loss and other costs related to damages at our properties. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. By excluding expensed acquisition and transaction related costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

Adjusted Funds From Operations

In calculating adjusted funds from operations (“AFFO”), we exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments , gains and losses on foreign currency transactions, and gains and losses on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also include the realized gains or losses on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect the current operating performance of the Company. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.

In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, but are not reflective of our on-going performance. AFFO that excludes such costs and expenses would only be comparable to companies that did not have such activities. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income. In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of the operating performance of the Company. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information.

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Caution on Use of Non-GAAP Measures

FFO, Core FFO, and AFFO should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO, Core FFO and AFFO measures and the adjustments to GAAP in calculating FFO, Core FFO and AFFO. Other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do or calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO facilitates comparisons of operating performance between periods and between other REITs in our peer group.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO, Core FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that FFO, Core FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as it excludes certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Net Operating Income

We believe that earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, other non- cash items and including our pro-rata share from unconsolidated joint ventures (“Adjusted EBITDA”) is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs. Net operating income (“NOI”) is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition and transaction-related expenses, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.

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